Exhibit 5.1

Chicago New York Washington, DC London San Francisco Los Angeles Singapore Dallas vedderprice.com

September 13, 2021

The Board of Directors
NSTS Bancorp, Inc.
700 S. Lewis Avenue
Waukegan, Illinois 60085

Re:	NSTS Bancorp, Inc.
Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (“Common Stock”), of NSTS Bancorp, Inc. (the “Company”). We have reviewed originals, or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, Bylaws and Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion of North Shore MHC, as amended (the “Plan”), and resolutions of the Board of Directors of the Company, as well as applicable statutes and regulations governing the Company, the Plan and the offer and sale of the Common Stock, and such other corporate records, resolutions, and documents, and matters of law, as we deemed necessary or appropriate to examine for the purposes of this opinion. We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.

Based on the foregoing, we are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold, and in the case of NSTS Charitable Foundation, Inc., when contributed, in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to federal laws and regulations of the United States and the General Corporation Law of the State of Delaware currently in effect. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

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Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

The Board of Directors

September 13, 2021

We hereby consent to the filing of this opinion as an exhibit to the Form S-1 and to references to our firm therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Vedder Price P.C.